 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1998

                                                REGISTRATION NO. 333-42821
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                               WEEKS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------
                GEORGIA                              58-1525322
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

                               WEEKS CORPORATION
                                4497 PARK DRIVE
                            NORCROSS, GEORGIA 30093
                                (770) 923-4076
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------
                               A. RAY WEEKS, JR.
                               WEEKS CORPORATION
                                4497 PARK DRIVE
                            NORCROSS, GEORGIA 30093
                                (770) 923-4076
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                                WITH A COPY TO:
                             WILLIAM H. HESS, ESQ.
                                KING & SPALDING
                             191 PEACHTREE STREET
                            ATLANTA, GEORGIA 30303
                                (404) 572-4600

                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of the Registration Statement.

                                --------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post--effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                        PROPOSED MAXIMUM PROPOSED MAXIMUM
   TITLE OF SHARES TO       AMOUNT TO    OFFERING PRICE      AGGREGATE          AMOUNT OF
     BE REGISTERED        BE REGISTERED   PER UNIT(1)    OFFERING PRICE(1) REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------
Common Stock, $.01 value
 per share.............     3,953,637       $31.625        $125,033,770          $37,193

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(1) Estimated solely for the purpose of calculating the registration fee for the additional 656,004 shares being registered pursuant to this Amendment No. 1 to Registration Statement. In accordance with Rule 457(c) under the Securities Act, such amounts are based on the average of the high and low prices per share of Common Stock of Weeks Corporation on January 22, 1998 as reported on the New York Stock Exchange.

(2) $31,072 of the registration fee was paid previously in connection with the initial filing of this Registration Statement.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION DATED JANUARY 26, 1998

PROSPECTUS

                             3,953,637 SHARES
[LOGO OF WEEKS                 WEEKS CORPORATION
CORPORATION APPEARS
HERE]                             COMMON STOCK

                                  ----------

  This Prospectus relates to the offer and sale from time to time by the holders thereof of up to (i) 331,882 shares (the "Original Shares") of common stock, par value $.01 per share ("Common Stock"), of Weeks Corporation (the "Company") and (ii) 3,621,755 shares (the "Exchange Shares") of Common Stock if, and to the extent that, the holders of up to 3,621,755 units of common limited partnership interests ("Units") in Weeks Realty, L.P. (the "Operating Partnership"), of which the Company's wholly owned subsidiary, Weeks GP Holdings, Inc. ("Weeks GP" or the "General Partner"), owns the sole general partnership interest, exercise their respective rights to exchange such Units for shares of Common Stock. The holders of the Original Shares and the Exchange Shares are collectively referred to herein as the "Selling Shareholders". The Original Shares and the Units were issued in connection with (i) the Formation Transactions (as herein defined), (ii) the acquisition of Properties (as herein defined) from NWI Warehouse Group, L.P. ("NWI") and the real estate operations of Buckley & Company Real Estate, Inc. ("Buckley"), and (iii) the acquisition of interests in the Beacon Centre Properties (as herein defined) from Laurence Tisch, Preston Tisch, The Benenson Capital Company and Raha Associates, Inc. (collectively, the "Beacon Centre Partners"). The Company is registering the Exchange Shares and Original Shares as required under the terms of (i) that certain Registration Rights and Lock-Up Agreement, dated as of August 24, 1994, by and among the Company and the Company Participants and the Other Participants identified therein (the "Formation Registration Rights Agreement"), (ii) that certain Registration Rights and Lock-Up Agreement, dated as of November 1, 1996, by and among the Company and NWI and the other persons identified therein (the "NWI Registration Rights Agreement") and (iii) that certain Registration Rights Agreement, dated as of January 9, 1998, by and among the Company and the Beacon Centre Partners (the "Beacon Centre Registration Rights Agreement" and, together with the Formation Registration Rights Agreement and the NWI Registration Rights Agreement, collectively referred to herein as the "Registration Rights Agreements"), to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by the Company or be offered by the holders thereof. See "The Company" and "Registration Rights."

  The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "WKS." Any Common Stock offered pursuant to a Prospectus will be listed on such exchange, subject to official notice of issuance. To ensure that the Company maintains its qualification as a real estate investment trust ("REIT"), ownership by any person is limited to 7.5% of the outstanding shares of Common Stock, with certain exceptions. See "Description of Capital Stock--Restrictions on Transfer."

                                  ----------
  SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREIN FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON STOCK.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------


  The Selling Shareholders from time to time may offer and sell shares of Common Stock held by them and registered hereunder (the "Secondary Shares") directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares to be made directly or through agents.

  The Company will not receive any of the proceeds from the sale of any Secondary Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of the Secondary Shares under Federal and state securities laws. The Company will acquire Units in the Operating Partnership in exchange for any Exchange Shares that the Company may issue to Unitholders.

  The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Shareholders.
                                  ----------

              The date of this Prospectus is January  , 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The Common Stock is listed on the NYSE, and such material can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered pursuant to this Prospectus (together with all amendments and exhibits and schedules thereto, the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information concerning the Company and the Common Stock offered hereby, reference is made to the Registration Statement, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company (File No. 011-13254) with the Commission are incorporated herein by reference:

    (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended by the Company's Annual Report on Form 10-K/A-2 for the year ended December 31, 1996 filed with the Commission on September 26,
  1997);

    (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

    (iv) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    (v) The Company's Current Report on Form 8-K dated January 9, 1998 filed with the Commission on January 23, 1998;

    (vi) The Company's Current Report on Form 8-K dated October 7, 1997 filed with the Commission on October 9, 1997;

    (vii) The Company's Current Report on Form 8-K dated October 3, 1997 filed with the Commission on October 6, 1997;

    (viii) The Company's Current Report on Form 8-K dated May 7, 1997 filed with the Commission on May 12, 1997;

    (ix) The Company's Current Report on Form 8-K dated May 2, 1997 filed with the Commission on May 2, 1997;

    (x) The Company's Current Report on Form 8-K dated March 25, 1997 filed with the Commission on March 26, 1997;

    (xi) The Company's Current Report on Form 8-K dated December 31, 1996 filed with the Commission on January 15, 1997 (as amended by the Company's Current Report on Form 8-K/A dated December 31, 1996 filed with the Commission on March 14, 1997);

    (xii) The Company's Current Report on Form 8-K dated November 5, 1996 filed with the Commission on November 6, 1996;

    (xiii) The Company's Current Report on Form 8-K dated November 1, 1996 filed with the Commission on November 6, 1996 (as amended by the Company's Current Report on Form 8-K/A dated November 1, 1996 filed with the Commission on November 8, 1996); and

    (xiv) The Company's Registration Statement on Form 8-A dated August 12, 1994, registering the Company's Common Stock under Section 12(b) of the Exchange Act.


  All documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus or any Prospectus Supplement is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to: Vice President-Investor Relations, Weeks Corporation, 4497 Park Drive, Norcross, Georgia 30093, telephone number (770) 923-4076.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed descriptions and the financial information and statements appearing elsewhere and incorporated by reference in this Prospectus. Unless the context indicates otherwise, references to the "Company" include Weeks Corporation and its predecessors, and Weeks Realty, L.P. and its subsidiaries.

                                  THE COMPANY

  The Company is a publicly traded REIT that focuses primarily on the acquisition, development, ownership and operation of industrial and office properties in select suburban markets in the southeastern United States.

  At September 30, 1997, the Company's portfolio was comprised of 273 properties totaling approximately 20.7 million square feet (the "Properties"), including 43 Properties and one Property expansion (totaling approximately 5.0 million square feet) under development and/or under agreement to acquire. The Company currently manages, or expects to manage upon completion or acquisition, all of the Properties. At September 30, 1997, industrial Properties represented approximately 90% of the square footage of all of the Properties, and suburban office Properties represented approximately 10%. The average Occupancy Rate of the Company's In-service Properties was 96.0% at September 30, 1997. As used herein, "In-Service Properties" excludes those Properties under development which are not yet stabilized and Properties under agreement to acquire. "Occupancy Rate" means the rate of occupancy calculated based on leases under which tenants are paying rent.

  At September 30, 1997, the Company also owned or controlled (through agreements to acquire, options and marketing and development agreements) approximately 2,233 net usable acres of undeveloped land located primarily in existing business parks with zoning and infrastructure in place. The Company believes the development potential of this land may ultimately total approximately 23.3 million square feet.

  With its acquisitions in Nashville and in the Raleigh-Durham-Chapel Hill area of North Carolina (the "Research Triangle") and with the continued expansion of its activities in Orlando, the Company has reduced its concentration of Properties in metropolitan Atlanta to 66.0% as of September 30, 1997 (based on square footage and pro forma to include the Properties under development and/or under agreement to acquire) from 92.9% at December 31, 1995 (calculated on the same basis on that date). In addition, the Company has significantly increased its tenant base and reduced its exposure to any single tenant. At September 30, 1997, the Company's In-Service Properties were leased to 705 tenants, and the Company's largest tenant represented 3.4% of the Company's total Annualized Base Rent. This compares to 351 tenants at December 31, 1995, with the Company's largest tenant representing 6.9% of the Company's total Annualized Base Rent on that date. As used herein, "Annualized Base Rent" means annualized current base rent assuming expiration of rental concessions, if any, for leases under which tenants are paying rent.

  The Company owns, develops and operates industrial and suburban office Properties located primarily in landscaped business park settings. The Company's business strategy emphasizes high quality Properties and tenant service. The Company's approximately 400 employees have experience and are engaged in virtually every aspect of the real estate business, including development, construction, engineering, design, landscape, leasing, marketing and property management. The Company's strategy for growth includes intensive management of its Properties, developing and acquiring additional Properties that are consistent with its existing portfolio, and owning and controlling undeveloped land sufficient to develop new and existing business parks and to meet the expansion and relocation needs of tenants. The Company concentrates its activities in a limited number of cities in the Southeast where it believes it can sustain a significant market presence.

                            RECENT DEVELOPMENTS

  On January 9, 1998, the Company acquired an approximately 2.3 million square foot portfolio of properties and approximately 5 acres of land subject to ground leases in the Beacon Centre project in Miami, Florida (the "Beacon Centre Properties"). The Beacon Centre Properties are comprised of 24 buildings of business distribution, business service, office and retail space on approximately 205 acres. At December 31, 1997, the average Occupancy Rate of the Beacon Centre Properties was approximately 99%. The purchase price for the Beacon Centre Properties of approximately $175 million, including closing costs and acquisition expenses, consisted of the issuance of 928,570 Units; the assumption of approximately $78.2 million of mortgage indebtedness; the assumption of certain other liabilities in excess of certain other assets of approximately $4.2 million; and cash of approximately $64.3 million. In connection with the acquisition, the Company has also agreed, subject to customary closing conditions, to acquire a 90,000 square foot building under development and approximately 8.4 acres of adjacent undeveloped land.

                                  RISK FACTORS

  Prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision regarding the Common Stock offered hereby.

                           TAX STATUS OF THE COMPANY

  The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its short taxable year ended December 31, 1994. As a REIT, the Company generally will not be subject to Federal income tax on net income that it distributes to its shareholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 95% of their taxable income. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain Federal, state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income. See "Federal Income Tax Considerations."

                            SECURITIES TO BE OFFERED

  This Prospectus relates to the offer and sale from time to time by the holders thereof of up to (i) 331,882 Original Shares and (ii) 3,621,755 Exchange Shares if, and to the extent that, the holders of up to 3,621,755 Units exercise their respective rights to exchange such Units for cash or shares of Common Stock (the "Exchange Rights"). (Original Shares and Exchange Shares are collectively referred to herein as the "Secondary Shares"). The Secondary Shares are being registered by the Company as required under the terms of the Registration Rights Agreements, and the Company will not receive any proceeds from the sale thereof.

  The Original Shares and certain of the Units were issued in connection with the Formation Transactions. At that time, the Operating Partnership issued to participants in the Formation Transactions a total of 2,593,072 Units, 1,112,002 of which were issued to certain of the Selling Shareholders. The remaining Units covered by this Prospectus were issued in connection with the Company's acquisitions of Properties from NWI on November 1, 1996, November 27, 1996, December 30, 1996 and March 31, 1997, and the Company's acquisition of the Beacon Centre

Properties on January 9, 1998. The Operating Partnership issued to NWI a total of 1,080,752, 162,232, 89,277 and 501,488 Units, respectively, on each of the foregoing dates. An additional 20,000 Units were issued to Buckley on November 1, 1996 in connection with the acquisition of the real estate operations of Buckley on that date. In connection with the Company's acquisition of the Beacon Centre Properties, on January 9, 1998, the Operating Partnership issued a total of 928,570 Units to the partners holding interests in the Beacon Centre Properties, 656,004 of which were issued to the Beacon Centre Partners.

  The Exchange Rights permit the holders thereof to exchange each Unit or for one share of Common Stock (subject to certain adjustments). Pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the "Partnership Agreement"), the General Partner may elect to pay cash for some or all of the Units with respect to which Exchange Rights are exercised. The amount of such cash payment would be based upon the trading price of the Common Stock that would have been issued had the General Partner not elected to pay cash, for the ten trading days prior to exercise. The General Partner, Weeks LP Holdings, Inc., also a wholly owned subsidiary of the Company ("Weeks LP"), or any combination thereof has the right to elect to acquire directly any Units tendered to the Operating Partnership for exchange, rather than causing the Operating Partnership to exchange such Units. The Company anticipates that it generally will elect to acquire indirectly through Weeks GP or Weeks LP Units tendered for exchange and to issue shares of Common Stock in exchange therefor rather than paying cash. As a result, the Company may from time to time issue up to 3,621,755 Exchange Shares upon the acquisition of Units tendered for exchange. With each such acquisition, the Company's interest in the Operating Partnership will increase.

  The Company will not receive any proceeds from the sale of any Secondary Shares, but will indirectly acquire Units tendered for exchange for which it elects to issue Exchange Shares. The Company is registering the Exchange Shares and Original Shares for sale to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

                                 RISK FACTORS

  Prospective investors should carefully consider, among other factors, the matters described below prior to making an investment decision regarding the Common Stock offered hereby.


EFFECT ON SHARE PRICE OF SHARES AVAILABLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for such shares. At September 30, 1997, approximately 18,504,689 shares of Common Stock (including 1,924,548 shares eligible to be sold in the public market pursuant to the Company's 1995 shelf registration statement (File No. 33-96534) covering shares of Common Stock issued or issuable in connection with the Formation Transactions) were eligible to be sold in the public market. Pursuant to this Prospectus, a total of 3,953,637 additional shares of Common Stock will be eligible to be sold in the public market. See "Plan of Distribution." This represents an approximately 21% increase in the number of shares of Common Stock of the Company eligible to be sold in the public market as of September 30, 1997. Additional shares of Common Stock may be available for sale in the public markets from time to time pursuant to the following:
(i) 930,579 shares have been reserved for issuance pursuant to the Company's Incentive Stock Plan (as of September 30, 1997, the Company had granted 38,764 shares of unvested restricted Common Stock and had outstanding options for an aggregate of 732,950 shares of Common Stock), and (ii) the Company may offer from time to time, pursuant to a separately filed registration statement (File No. 333-32755) (the "Universal Shelf Registration Statement"), shares of Common Stock, shares of the Company's preferred stock convertible into shares of Common Stock, warrants exercisable for shares of Common Stock, or debt securities of the Operating Partnership, together or separately, and in amounts, at prices and on terms to be determined at the time of sale, at an aggregate initial offering price not to exceed $600,000,000 (there presently is $450,000,000 of available capacity under the Universal Shelf Registration Statement). No prediction can be made about the effect that future sales of shares of Common Stock or securities convertible into or exercisable for shares of Common Stock or debt securities will have on the market prices for such shares.

                                  THE COMPANY

  The Company is a publicly traded REIT that focuses primarily on the acquisition, development, ownership and operation of industrial and office properties in select suburban markets in the southeastern United States.

  At September 30, 1997, the Company's portfolio was comprised of 273 Properties totaling approximately 20.7 million square feet, including 43 Properties and one Property expansion (totaling approximately 5.0 million square feet) under development and/or under agreement to acquire. The Company currently manages, or expects to manage upon completion or acquisition, all of the Properties. At September 30, 1997, industrial Properties represented approximately 90% of the square footage of all of the Properties, and suburban office Properties represented approximately 10%. The average Occupancy Rate of the Company's In-service Properties was 96.0% at September 30, 1997.

  At September 30, 1997, the Company also owned or controlled (through agreements to acquire, options and marketing and development agreements) approximately 2,233 net usable acres of undeveloped land located primarily in existing business parks with zoning and infrastructure in place. The Company believes the development potential of this land may ultimately total approximately 23.3 million square feet.

  With its acquisitions in Nashville and the Research Triangle and with the continued expansion of its activities in Orlando, the Company has reduced its concentration of Properties in metropolitan

Atlanta to 66.0% as of September 30, 1997 (based on square footage and pro forma to include the Properties under development and/or under agreement to acquire) from 92.9% at December 31, 1995 (calculated on the same basis on that date). In addition, the Company has significantly increased its tenant base and reduced its exposure to any single tenant. At September 30, 1997, the Company's In-service Properties were leased to 705 tenants, and the Company's largest tenant represented 3.4% of the Company's total Annualized Base Rent. This compares to 351 tenants at December 31, 1995, with the Company's largest tenant representing 6.9% of the Company's total Annualized Base Rent on that date.

  The Company owns, develops and operates industrial and suburban office Properties located primarily in landscaped business park settings. The Company's business strategy emphasizes high quality Properties and tenant service. The Company's approximately 400 employees have experience and are engaged in virtually every aspect of the real estate business, including development, construction, engineering, design, landscape, leasing, marketing and property management. The Company's strategy for growth includes intensive management of its Properties, developing and acquiring additional Properties that are consistent with its existing portfolio, and owning and controlling undeveloped land sufficient to develop new and existing business parks and to meet the expansion and relocation needs of tenants. The Company concentrates its activities in a limited number of cities in the Southeast where it believes it can sustain a significant market presence.

  The Company conducts all of its business through the Operating Partnership and its subsidiaries. As of September 30, 1997, the Company indirectly owned approximately 77.5% of the outstanding interests in the Operating Partnership, and the remaining approximately 22.5% of the partnership interests in the Operating Partnership were owned by various individuals and entities (including certain officers and directors of the Company) (i) that previously owned the properties, land and other assets contributed to the Operating Partnership and its subsidiaries in connection with the Company's initial public offering (the "IPO") in August 1994 (the "Formation Transactions") and
(ii) that have contributed, directly or indirectly, certain assets, Properties and businesses to the capital of the Operating Partnership (collectively, the "Limited Partners") subsequent to the IPO. The Company has control over the management of the Operating Partnership and over the Properties. Of the approximately 77.5% interest in the Operating Partnership held by the Company, the Company currently owns the sole approximately 1.0% general partnership interest in the Operating Partnership through Weeks GP, and an approximately 76.5% limited partnership interest in the Operating Partnership through Weeks LP. Both Weeks GP and Weeks LP are qualified REIT subsidiaries within the meaning of Section 856(i)(2) of the Code, and their existence is disregarded for federal income tax purposes.

  The Company's Common Stock is listed on the NYSE under the symbol "WKS." The Company was incorporated in Georgia in 1983, and the Operating Partnership is a Georgia limited partnership that was formed in June, 1994. To ensure that the Company maintains its qualification as a REIT, ownership by any person is limited to 7.5% of the outstanding shares of Common Stock, with certain exceptions. See "Description of Capital Stock--Restrictions on Transfer." The Company's principal executive offices are located at 4497 Park Drive, Norcross, Georgia 30093, and its telephone number is (770) 923-4076.

OPERATING AND FINANCING SUBSIDIARIES

  Weeks Realty Services, Inc. ("Weeks Realty Services") and Weeks Construction Services, Inc. ("Weeks Construction Services") were organized as subsidiaries of the Operating Partnership to provide real estate related services to third parties. Weeks Realty Services generally provides property management, leasing and landscaping services and Weeks Construction Services generally provides general contracting services to third parties.

  The Operating Partnership owns 1% of the voting common stock and 100% of the nonvoting common stock of each of Weeks Realty Services and Weeks Construction Services. The voting and nonvoting common stock of Weeks Realty Services and Weeks Construction Services held by the Operating Partnership represents approximately 99% of the economic interest in these corporations. Ninety-nine percent of the voting common stock of Weeks Realty Services and Weeks Construction Services is held by certain executive officers of the Company.

  Weeks Development Partnership ("Weeks Development") is a Georgia general partnership owned 25% by Weeks Realty Services and 75% by Weeks Construction Services. Weeks Development holds certain development land that is or may be used for build-to-suit for sale projects, and interests in certain joint ventures that own interests in certain development land. The Operating Partnership may purchase sites for development from Weeks Development.

  The Operating Partnership owns five of its industrial Properties in Metropolitan Atlanta through its 99% ownership of Weeks Financing Limited Partnership (the "Financing Partnership"). The Financing Partnership Properties are encumbered by mortgage indebtedness assumed in connection with the IPO. The remaining 1% ownership interest in the Financing Partnership is held by Weeks Realty Services.

  The Operating Partnership also owns four industrial Properties in the Research Triangle area of North Carolina through its 99% ownership of Weeks NC Financing Limited Partnership (the "NC Financing Partnership"). The NC Financing Partnership Properties are encumbered by mortgage indebtedness assumed in connection with the acquisition of the Properties. The remaining 1% ownership interest in NC Financing Partnership is held by Weeks SPV Financing, LLC, which is indirectly wholly owned by the Operating Partnership.

THE OPERATING PARTNERSHIP

  The Operating Partnership, including the operating subsidiaries described above, is the entity through which all of the Company's operations are conducted. At September 30, 1997, the Company controlled the Operating Partnership as the holder of a 77.5% ownership interest in the Operating Partnership. The remaining Units are held by the Limited Partners. Each Unit may be exchanged by the holder thereof for either one share of Common Stock or cash equal to the fair market value thereof at the time of such exchange, at the option of the General Partner. The Company presently anticipates that it will elect to issue shares of Common Stock in connection with the exercise of Exchange Rights rather than paying cash. With each exchange of outstanding Units for Common Stock, the Company's percentage ownership interest in the Operating Partnership will increase. In addition, whenever the Company issues shares of its capital stock, the Company will contribute any net proceeds therefrom to the Operating Partnership and the Operating Partnership will issue an equivalent number of Units to Weeks GP or Weeks LP, as appropriate.

  As sole general partner, the Company (through Weeks GP) has the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership, subject to the consent of a majority-in-interest of the Limited Partners (other than Weeks LP) in connection with (i) the sale of all or substantially all of the assets of the Operating Partnership, (ii) the merger of the Operating Partnership into another entity if the Operating Partnership is not the surviving entity, (iii) the dissolution of the Operating Partnership or (iv) the acquisition of any personal or real property other than in the name of the Operating Partnership or of certain other entities in which the Operating Partnership has an interest. The board of directors of the Company manages the affairs of the Company, which directs the affairs of the Operating Partnership through Weeks GP. The Operating Partnership cannot be terminated, except in connection with a sale of all or substantially all of the assets of the Operating Partnership, the withdrawal or dissolution of the General Partner, or a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of Georgia law, prior to

December 31, 2093, without a vote of the Limited Partners (other than Weeks
LP). The Company's limited and general partnership interests in the Operating Partnership entitle it to share in cash distributions from, and in profits and losses of, the Operating Partnership in proportion to the Company's percentage interest therein (through Weeks GP and Weeks LP) and entitle the Company to vote (through Weeks LP) on all matters requiring a vote of the Limited Partners (other than the matters set forth in this paragraph and in the paragraph below).

  The Operating Partnership will continue in full force and effect until the earlier of (i) the bankruptcy, incapacity or other event that causes the last general partner of the Operating Partnership to cease to be a general partner unless, within 90 days after such event, a majority-in-interest of the Limited Partners (other than Weeks LP) agrees in writing to continue the business of the Operating Partnership and to the appointment of a successor general partner, (ii) the election to dissolve the Operating Partnership made in writing by the General Partner with the consent of a majority-in-interest of the Limited Partners (other than Weeks LP), (iii) the sale or other disposition of all or substantially all of the assets of the Operating Partnership, (iv) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to Georgia law or (v) December 31, 2093, unless the General Partner, in its sole and absolute discretion, extends such date by written notice to the Limited Partners given prior to such date. Upon dissolution, the General Partner or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Under the Company's Restated Articles of Incorporation, as amended (the "Articles"), the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK

  The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Articles and the Company's Third Amended and Restated Bylaws (the "Bylaws").

  The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. The Articles do not provide for cumulative voting in the election of directors.

  The shares of Common Stock offered hereby are, with respect to the Original Shares, and will be when issued, with respect to the Exchange Shares, fully paid and nonassessable and are not, with respect to the Original Shares, and will not be, with respect to the Exchange Shares, subject to preemptive or similar rights. Subject to such preferential rights as may be granted by the Board of Directors in connection with the past or future issuance of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from assets available for distribution to such holders.

  In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on Preferred Stock. The rights of holders of Common Stock are subject to the rights and preferences established by the Board of Directors for any class or series of Preferred Stock described below or that may subsequently be issued by the Company.

  The Common Stock is listed on the NYSE under the symbol "WKS." Wachovia Bank, N.A. is the Company's transfer agent and registrar.

PREFERRED STOCK

  General. Subject to limitations prescribed by Georgia law and the Articles, the Board of Directors is authorized to designate and issue, from the authorized but unissued capital stock of the Company, up to 20,000,000 shares of one or more classes or series of Preferred Stock without shareholder approval. The Board of Directors may affix and determine the preferences, limitations and relative rights of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences, limitations and relative rights of each class or series of Preferred Stock, it may afford the holders in any class or series of Preferred Stock preferences and relative rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. Except for the Series A Preferred Shares described below, no shares of Preferred Stock currently are issued and outstanding.

  Series A Preferred Shares. The following summary sets forth the material terms and provisions of the Company's 8.00% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share

(the "Series A Preferred Shares"), and is qualified in its entirety by reference to the applicable provisions of the Articles and the Bylaws. The Company issued 6,000,000 Series A Preferred Shares in October 1997.

  General. The holders of the Series A Preferred Shares have no preemptive rights with respect to any shares of the capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares are not subject to any sinking fund or other obligation of the Company to redeem or retire the Series A Preferred Shares.

  The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares is Wachovia Bank, N.A.

  Ranking. With respect to payment of dividends and amounts upon liquidation, dissolution or winding up, the Series A Preferred Shares rank senior to the Common Stock.

  While any Series A Preferred Shares are outstanding, the Company may not authorize, create or increase the authorized amount of any class of security that ranks senior to the Series A Preferred Shares with respect to the payment of dividends or amounts payable upon liquidation, dissolution or winding up, or any class of security convertible into shares of such a class, without the consent of the holders of two-thirds of the outstanding Series A Preferred Shares and Parity Shares (as defined below), voting as a single class. However, the Company may create additional classes of other stock, increase the authorized number of shares of Preferred Stock or issue series of Preferred Stock ranking on a parity with the Series A Preferred Shares with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Share") without the consent of any holder of Series A Preferred Shares. See "--Voting Rights" below.

  Dividends. Holders of the Series A Preferred Shares are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% of the liquidation preference per annum (equivalent to $2.00 per share per annum). Such dividends are cumulative from the date of original issue and are payable quarterly in arrears on the last calendar day (or, if such day is not a business day, the next business day) of each January, April, July and October (each, a "Quarterly Dividend Date"). Any dividends payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of the actual number of days in such period. Dividends are payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date, which is the 15th day of the calendar month in which the Quarterly Dividend Date falls or such other date designated as such by the Board of Directors of the Company that is not more than 50 nor less than 10 days prior to such Quarterly Dividend Date (each, a "Record Date"). Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the applicable Record Date. Any dividend payment made on the Series A Preferred Shares is credited against the earliest accrued but unpaid dividend due with respect to the Series A Preferred Shares that remains payable.

  No dividends may be authorized by the Board of Directors or paid or set aside for payment if any agreement of the Company prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting aside would constitute a breach thereof or a default thereunder, or if such authorization or payment is restricted or prohibited by law. Dividends on Series A Preferred Shares accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the Series A Preferred Shares that is in arrears. Holders of Series A Preferred Shares are not entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends, as described herein, on the Series A Preferred Shares.

  If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to holders of Series A Preferred Shares will be in the same portion that the Total Dividends paid or made available to the holders of Series A Preferred Shares for the year bears to the Total Dividends.

  Except as provided in the next sentence, no dividends may be declared or paid on any Parity Shares unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for the payment thereof set aside for such payment on the Series A Preferred Shares for all prior dividend periods. If accrued dividends on the Series A Preferred Shares for all prior dividend periods have not been paid in full, then any dividend declared on the Series A Preferred Shares and on any Parity Shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Shares and such Parity Shares.

  The Company may not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of Common Stock made for purposes of any employee incentive or benefit plan of the Company or any subsidiary), unless
(A) all cumulative dividends with respect to the Series A Preferred Shares and any Parity Shares at the time such dividends are payable have been paid or declared and funds have been set apart for payment of such dividends and
(B) sufficient funds have been paid or declared and set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Shares and any Parity Shares.

  As used herein, (i) the term "dividend" does not include dividends or other distributions payable solely in Fully Junior Shares (as defined below), or in options, warrants or rights to subscribe for or purchase any Fully Junior Shares, (ii) the term "Junior Shares" means the Common Stock and any other class or series of shares of capital stock of the Company now or hereafter issued and outstanding that ranks junior to the Series A Preferred Shares as to the payment of dividends or in the distribution of assets or amounts upon liquidation, dissolution and winding up and (iii) the term "Fully Junior Shares" means Junior Shares (including the Common Stock) that rank junior to the Series A Preferred Shares both as to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

  Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Shares will be entitled to receive out of assets of the Company legally available for distribution to shareholders a liquidation preference of $25.00 per Series A Preferred Share, plus an amount per Series A Preferred Share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

  Until the holders of Series A Preferred Shares and Parity Shares have been paid their liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company. If upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Shares are insufficient to pay in full the amount payable upon liquidation with respect to the Series A Preferred Shares and any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series A Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts which would be payable thereon were paid in full. Neither a consolidation nor a merger of the Company with another entity, a statutory share exchange by the Company or a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

  Redemption. The Series A Preferred Shares are not redeemable by the Company prior to October 10, 2002. On and after October 10, 2002, the Company, at its option, upon publication in a newspaper of general circulation in New York, New York at least once a week for two successive weeks and written notice to the holders of Series A Preferred Shares, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest. The redemption price of the Series A Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of proceeds form the sale of other capital stock of the Company, which may include Common Stock, Preferred Stock, depositary shares, interests, participations or other ownership interests in the Company however designated (other than debt securities convertible into or exchangeable for equity securities), and any rights, warrants or options to purchase any thereof. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method determined by the Company in its sole discretion to be equitable.

  Unless full cumulative dividends on all Series A Preferred Shares and any Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, no Series A Preferred Shares or Parity Shares may be redeemed or purchased by the Company except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares or Parity Shares, as the case may be.

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date by the registrar to each holder of record of Series A Preferred Shares to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of Series A Preferred Shares to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for Series A Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the Series A Preferred Shares will cease to accrue on such redemption date. If fewer than all Series A Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series A Preferred Shares to be redeemed from such holder. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of Series A Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

  The holders of Series A Preferred Shares at the close of business on a Record Date are entitled to receive the dividends payable with respect to such Series A Preferred Shares on the corresponding Quarterly Dividend Date notwithstanding the redemption thereof between such Record Date and the corresponding Quarterly Dividend Date or the Company's default in the payment of the dividend due. The Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares which have been called for redemption, except as otherwise provided in the preceding sentence or to the extent that such unpaid dividends are included in the redemption price.

  The Series A Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption.

  Voting Rights. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series A Preferred Shares have no voting rights.

  If six consecutive quarterly dividends payable on the Series A Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Company will be increased by two, and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Shares, will have the right to elect two additional directors to serve on the Company's Board of Directors at any annual meeting of shareholders or a properly called special meeting of the holders of the voting Parity Shares until all such dividends and dividends for the current quarterly period on the Series A Preferred Shares and such other voting Parity Shares have been declared and paid or set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

  The approval of two-thirds of the outstanding Series A Preferred Shares and all other Parity Shares similarly affected, voting as a single class, is required in order to (i) amend the Articles to affect materially and adversely the rights, preferences or voting power of the holders of the Series A Preferred Shares or the Parity Shares (except that if such amendment would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or another series of Parity Shares that is not enjoyed by the other, then the approval of two-thirds of the holders of all series similarly affected shall be required); (ii) enter into a share exchange that affects the Series A Preferred Shares, or consolidate the Company with or merge the Company with another entity, unless in each such case each Series A Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series A Preferred Shares (except for changes that do not materially and adversely affect the holders of Series A Preferred Shares); or
(iii) authorize, reclassify, create or increase the authorized or issued amount of any shares of any class, or any security convertible into shares of any class, having rights senior to the Series A Preferred Shares with respect to the payment of dividends or the distribution of assets or amounts upon liquidation, dissolution or winding up of the Company. However, the Company may create additional classes of Parity Shares and Junior Shares, increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Shares.

  Except as provided above and as required by applicable law, the holders of Series A Preferred Shares are not entitled to vote on any merger or consolidation involving the Company, on any share exchange or on a sale of all or substantially all of the assets of the Company.

  Retirement. Except as otherwise provided in the Articles, all Series A Preferred Shares issued and reacquired by the Company shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series.

  Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company at the option of the holder.

  Record Holders. The Company and its transfer agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor its transfer agent shall be affected by any notice to the contrary.

  Restrictions on Transfer. For information regarding restrictions on ownership of the Series A Preferred Shares, see "Description of Capital Stock--Restrictions on Transfer."

CERTAIN CHARTER AND BYLAW PROVISIONS

  Shareholders' rights and related matters are governed by the Georgia Business Corporation Code (the "GBCC") and the Articles and the Bylaws. Certain provisions of the Articles and the Bylaws, which are summarized below, may make it more difficult to change the composition of the Company's Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of the Company.

  Ownership Limit. The Ownership Limit (as defined herein) may have the effect of precluding acquisition of control of the Company by a third party without the consent of the Board of Directors. See "--Restrictions on Transfer."

  Special Meetings. Under the Bylaws, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing more than 50% of all votes entitled to be cast on any issue proposed to be considered at any special meeting.

  Staggered Board of Directors. The Articles provide that the Board of Directors is divided into three classes of directors serving staggered terms. Each class holds office until the third annual meeting for election of directors following the election of such class. The staggered terms for directors may affect the shareholders' ability to change control of the Company.

  Removal of Directors. Under the GBCC, unless otherwise set forth in a corporation's articles of incorporation or in a bylaw adopted by its shareholders, directors serving on a classified board may only be removed by the shareholders for cause. In addition, the Bylaws provide that, subject to the right of the holders of any Preferred Stock then outstanding to elect additional directors under specified circumstances, directors may be removed only for cause upon the affirmative vote of holders of a majority of the shares present and voting. These provisions may render more difficult a change in control of the Company or removal of incumbent management.

  Advance Notice of Director Nominations and New Business. The Bylaws provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Directors or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Directors may be made only (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

  The advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

  Relevant Factors to be Considered by the Board of Directors. The Articles provide that in discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Company, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Company or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Company and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision solely grants discretionary authority to the directors and no constituency shall be deemed to have been given any right to consideration hereby.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

  The Articles eliminate, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damages for breaches of such director's duty of care or other duties as a director. The Articles do not provide for the elimination of, or any limitation on, the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions or (iv) any transaction from which the director received an improper personal benefit. The Articles further provide that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended. These provisions of the Articles will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company.

  Under the Bylaws, the Company is required to indemnify to the fullest extent permitted by the GBCC any individual made a party to a proceeding (as defined in the GBCC) because he is or was a director or officer of the Company against liability (as defined in the GBCC) incurred in such proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition thereof if (i) such director or officer furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct set forth above, and (ii) such director or officer furnishes the Company a written undertaking, executed personally or in his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification. The Company may not indemnify a director (i) in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company, or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

INDEMNIFICATION AGREEMENTS

  The Company has entered into indemnification agreements with each of the Company's directors. The indemnification agreements require, among other things, that the Company indemnify its directors to the fullest extent permitted by applicable law as enacted or amended, and advance to directors all reasonable expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all reasonable expenses incurred by directors seeking to enforce their rights under the indemnification agreements, and cover directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Bylaws, they provide greater assurance to directors that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights provided thereunder.

GEORGIA ANTI-TAKEOVER STATUTES

  The GBCC restricts certain business combinations with "interested shareholders" (as defined below) (the "Business Combination Statute") and contains fair price requirements applicable to certain mergers with certain interested shareholders (the "Fair Price Statute"). In accordance with the provisions of these statutes, the Company must elect in its Articles or Bylaws to be covered by the restrictions imposed by these statutes. The Company has not elected to be covered by such restrictions; however, the Company, by action of its Board of Directors without shareholder approval, may in the future amend its Bylaws to make such an election. Furthermore, shareholders may amend or repeal the Bylaws or adopt new Bylaws (even though the Bylaws may also be amended or repealed by the Board of Directors) and may also expressly provide that any Bylaw so amended or repealed by them may not be amended or repealed by the Board of Directors.

  The Business Combination Statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, as the Company does, and where the acquiror became an interested shareholder of the corporation, unless either (i) the transaction resulting in such acquiror becoming an interested shareholder or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an interested shareholder, or (ii) the acquiror became the owner of at least 90% of the outstanding voting shares of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an interested shareholder. For purposes of the Business Combination Statute and the Fair Price Statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The Business Combination Statute prohibits business combinations with an unapproved interested shareholder for a period of five years after the date on which such person became an interested shareholder. The Business Combination Statute is broad in its scope and is designed to inhibit unfriendly acquisitions.

  The Fair Price Statute prohibits certain business combinations between a Georgia business corporation and an interested shareholder. The Fair Price Statute would permit the business combination to be effected if (i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder, or (iv) the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve month period. The Fair Price Statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

  Pursuant to the GBCC, the Company cannot, subject to certain exceptions, merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by shareholders holding a majority of the shares entitled to vote on the resolution. In addition, the Partnership Agreement requires that any merger of the Operating Partnership into another entity if the Operating Partnership is not the surviving entity or any sale of all or substantially all of the assets of the Operating Partnership to the Company or an affiliate of the Company be approved by a majority-in-interest of the Limited Partners (other than Weeks LP).

CERTAIN OTHER PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS

  Certain provisions of the Articles and the Bylaws might discourage certain types of transactions that involve an actual or threatened change in control of the Company. The Ownership Limit may delay or impede a transaction or a change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the shareholders. See "--Restrictions on Transfer." Pursuant to the Articles, the Company's Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company. Under the GBCC, unless otherwise set forth in the articles of incorporation or in a bylaw adopted by the shareholders, directors serving on a classified board may only be removed by the shareholders for cause. In addition, the Bylaws provide that, subject to the right of the holders of any Preferred Stock then outstanding to elect additional directors under specified circumstances, directors may be removed only for cause upon the affirmative vote of holders of a majority of the shares present and voting.

These provisions may render more difficult a change in control of the Company or removal of incumbent management. The issuance of Preferred Stock by the Board of Directors also may have the effect of delaying, deferring or preventing a change in control of the Company. See "--Preferred Stock-- General."

RESTRICTIONS ON TRANSFER

  The Articles contain certain restrictions on the number of shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. The capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. To enable the Company to continue to qualify as a REIT, the Articles contain restrictions on the acquisition of capital stock intended to ensure compliance with these requirements (collectively, the "Ownership Limit").

  The Ownership Limit provides that, subject to certain exceptions specified in the Articles, no person (excluding the Weeks Family and the Weeks Siblings, as defined below) may own, actually and constructively under applicable attribution provisions of the Code, more than 7.5% of the outstanding shares of any class of capital stock of the Company. The Ownership Limit also provides that the sisters and brother of A. Ray Weeks, Jr. (the "Weeks Family"), as well as all individuals (other than A. Ray Weeks, Jr.) from whom shares of capital stock would be attributed to such persons under the applicable attribution provisions of the Code, may not actually and constructively own, in the aggregate, more than 10% of the outstanding shares of any class of capital stock of the Company. The Ownership Limit further provides that A. Ray Weeks, Jr. and the Weeks Family (collectively, the "Weeks Siblings"), as well as all individuals from whom shares of capital stock would be attributed to such persons under the applicable attribution provisions of the Code, may not actually and constructively own, in the aggregate, more than 19% of the outstanding shares of any class of capital stock of the Company.

  The Board of Directors may (but in no event will be required to) waive the Ownership Limit with respect to a holder it if determines that such holder's ownership will not then or in the future jeopardize the Company's status as a REIT. The Board of Directors has granted waivers with respect to the Ownership Limit after making such a determination. As a condition to the grant of any such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking or other information from the applicant with respect to preserving the REIT status of the Company.

  If any purported transfer of capital stock of the Company or any other event would otherwise result in any person or entity holding shares of capital stock of the Company in excess of the applicable Ownership Limit, then any such purported transfer will be null and void as to that number of shares in excess of such Ownership Limit and the purported transferee (the "Prohibited Transferee") shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. In addition, if any purported transfer of capital stock or any other event would result in the Company's failing to qualify as REIT under the Code (other than as a result of a violation of the requirement that a REIT have at least 100 shareholders), then any such purported transfer will be null and void as to that number of shares in excess of the number that could have been transferred without such result, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such excess shares.

  Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). The trustee of the trust will be empowered to sell such excess shares to a qualified person or entity and distribute to a Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, the trustee will be empowered to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares on the date of such event or the sales proceeds received by the trust for such excess shares. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Any sales proceeds received by the trust in excess of the amount that must be distributed to a Prohibited Transferee or Prohibited Owner, as the case may be, will be distributed to the Beneficiary.

  Any purported transfer of capital stock of the Company that would otherwise cause the Company to be beneficially owned by fewer than 100 persons will be null and void in its entirety, and the intended transferee will acquire no rights in such stock.

  Every owner of more than 1% (or such lower percentage as may be required by the Code or regulations promulgated thereunder ("Treasury Regulations")) of the outstanding shares of capital stock of the Company must file a written notice with the Company containing the information specified in the Articles within 30 days after December 31 and June 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership on the Company's status as REIT and to ensure compliance with the Ownership Limit.

  The Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

                       SHARES AVAILABLE FOR FUTURE SALE

  At September 30, 1997, approximately 18,504,689 shares of Common Stock (including 1,924,548 shares eligible to be sold in the public market pursuant to the Company's 1995 shelf registration statement (File No. 33-96534) covering shares of Common Stock issued or issuable in connection with the Formation Transactions) were eligible to be sold in the public market. Pursuant to this Prospectus, a total of 3,953,637 additional shares of Common Stock will be eligible to be sold in the public market (see "Plan of Distribution"). This represents an approximately 21% increase in the number of shares of Common Stock of the Company eligible to be sold in the public market as of September 30, 1997. Additional shares of Common Stock may be available for sale in the public markets from time to time pursuant to the following:
(i) 930,579 shares have been reserved for issuance pursuant to the Company's Incentive Stock Plan (as of September 30, 1997, the Company had granted 38,764 shares of unvested restricted Common Stock and had outstanding options for an aggregate of 732,950 shares of Common Stock), and (ii) the Company may offer from time to time, pursuant to the Universal Shelf Registration Statement, shares of Common Stock, shares of the Company's Preferred Stock convertible into shares of Common Stock, warrants exercisable for shares of Common Stock, or debt securities of the Operating Partnership, together or separately, and in amounts, at prices and on terms to be determined at the time of sale, at an aggregate initial offering price not to exceed $600,000,000 (there presently is $450,000,000 of available capacity under the Universal Shelf Registration Statement).

  The shares of Common Stock acquired in the Formation Transactions or upon exchange of Units ("Restricted Shares") are or will be "restricted" securities within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under "Registration Rights," the Company has granted the Selling Shareholders and certain other persons certain registration rights with respect to their shares of Common Stock.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act (such one-year period will be measured from the date shares of Common Stock are issued in exchange for Units, not from the date such Units were issued), the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding number of shares of Common Stock or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.

  As of September 30, 1997, A. Ray Weeks, Jr., Director, Chairman and Chief Executive Officer of the Company, Thomas D. Senkbeil, Director, Vice Chairman and Chief Investment Officer of the Company, Forrest W. Robinson, Director, President and Chief Operating Officer of the Company, John W. Nelley, Jr., Director and Managing Director of the Company, and Albert W. Buckley, Jr., Managing Director of the Company beneficially owned shares of Common Stock and Units aggregating approximately 17.5% of the Common Stock, assuming the exchange of all Units for shares of Common Stock on the basis of an initial exchange ratio of one share of Common Stock for each Unit. The shares of Common Stock beneficially owned by Messrs. Weeks, Senkbeil and Robinson are subject to the registration rights described below in connection with the Formation Registration Rights Agreement and the shares of Common Stock beneficially owned by Messrs. Nelley and Buckley are subject to the registration rights described below in connection with the NWI Registration Rights Agreement.

  The Company has adopted the Incentive Stock Plan for the purpose of attracting and retaining officers, other key employees and directors. The Company has reserved 930,579 shares of Common Stock for issuance under the Incentive Stock Plan. As of September 30, 1997, the Company had granted 38,764 shares of unvested restricted Common Stock and had outstanding options for an aggregate of 732,950 shares of Common Stock to certain directors, executive officers and employees of the Company.

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock (including shares issued upon the exchange of Units or exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the shares.

                              REGISTRATION RIGHTS

  The Company has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations under the Registration Rights Agreements. The following summary does not purport to be complete and is qualified in its entirety by reference to each of the Registration Rights Agreements.

  Pursuant to the Formation Registration Rights Agreement, the Company has granted Messrs. Weeks, Senkbeil and Robinson (and certain entities controlled by them) certain "demand" and "piggyback" registration rights with respect to the shares of Common Stock acquired by them in connection with the Formation Transactions and the exercise of the Exchange Rights. With certain limitations, these registration rights grant Messrs. Weeks, Senkbeil and Robinson (and certain entities controlled by them) opportunities to demand registration of all or any portion of their respective unregistered shares of Common Stock and the right to have such shares of Common Stock registered incidentally to any registration being conducted by the Company of shares of Common Stock or securities substantially similar to shares of Common Stock. These demand and piggyback rights became exercisable on August 17, 1997, and the Registration Statement has been filed, in part, pursuant to the request of Messrs. Weeks, Senkbeil and Robinson under the Formation Registration Rights Agreement. Although such demand and piggyback rights still may be exercised following the effectiveness of the Registration Statement in order to effect or participate in an underwritten offering of Common Stock, Messrs. Weeks, Senkbeil and Robinson have informed the Company that they have no present intention of exercising such rights. The rights under the Formation Registration Rights Agreement survive until the date on which all of the securities held by Messrs. Weeks, Senkbeil and Robinson (and certain entitites controlled by them) (i) have been sold pursuant to the Registration Statement or any other effective registration statement, (ii) have been sold or otherwise transferred pursuant to Rule 144 under the Securities Act, or (iii) are eligible for sale under Rule 144 of the Securities Act in a single transaction.

  Under the NWI Registration Rights Agreement, the Company is obligated to file the Registration Statement as soon as practicable after November 1, 1997 with respect to the Exchange Shares that may be acquired in exchange for the 1,080,752 Units issued in connection with the initial closing of Properties acquired by the Company from the NWI Group (as defined in the NWI Registration Rights Agreement) on November 1, 1996 (the "Initial Closing") and to use its reasonable efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable thereafter. The Company is obligated to file a similar registration statement with respect to the Exchange Shares that may be acquired in exchange for the Units issued in subsequent closings of Properties acquired by the Company from the NWI Group on November 27, 1996, December 30, 1996 and March 31, 1997 (the "Subsequent Closings") as soon as practicable following the first anniversary of each such closing. The Registration Statement relates to the Exchange Shares that may be acquired in exchange for the 1,080,752 Units issued in connection with the Initial Closing and the Exchange Shares that may be acquired in exchange for the 162,232, 89,277 and 501,488 Units issued in connection with the Subsequent Closings on November 27, 1996, December 30, 1996 and March 31, 1997, respectively. The Company also is obligated to keep the Registration Statement continuously effective until the date on which all of the securities covered thereby (i) have been sold pursuant to the Registration Statement or any other effective registration statement, (ii) have been sold or otherwise transferred pursuant to Rule 144 under the Securities Act, or (iii) are eligible for sale under Rule 144 of the Securities Act in a single transaction. The NWI Registration Rights Agreement grants these rights to the holders of Common Stock and Units specified therein. Any shares that have been sold pursuant to the Registration Statement, or have been otherwise transferred and new certificates for them have been issued without legal restriction on further transfer of such shares, will no longer be entitled to the benefits of the NWI Registration Rights Agreement.

  Pursuant to the Beacon Centre Registration Rights Agreement, the Company is obligated to file the Registration Statement no later than January 26, 1998 with respect to the Exchange Shares that may be acquired in exchange for the 656,004 Units issued to the Beacon Centre Partners in connection with the acquisition of the Beacon Centre Properties and to use its reasonable best efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable thereafter. The Company also is obligated to use its reasonable best efforts to keep the Registration Statement continuously effective until the date on which all of the securities covered thereby (i) have been sold pursuant to the Registration Statement or any other effective registration statement, (ii) have been sold or otherwise transferred pursuant to Rule 144 under the Securities Act, or
(iii) are eligible for sale under Rule 144 of the Securities Act in a single transaction. The Beacon Centre Registration Rights Agreement grants these rights to the holders of Common Stock and Units specified therein. Any shares that have been sold pursuant to the Registration Statement, or have been otherwise transferred and new certificates for them have been issued without legal restriction on further transfer of such shares, will no longer be entitled to the benefits of the Beacon Centre Registration Rights Agreement.


  Pursuant to the Registration Rights Agreements, the Company agreed to pay all expenses of effecting the registration of the Secondary Shares (other than underwriting discounts and commissions, fees and disbursements of counsel representing the Selling Shareholders, and transfer taxes, if any) pursuant to the Registration Statement. The Company also agreed to indemnify the Selling Shareholders and their respective beneficial owners, partners, officers and directors, as applicable, and any person who controls any Selling Shareholder against certain losses, claims, damages and expenses arising under the securities laws. NWI Group agreed to indemnify the Company and each of its respective directors and officers (including each director and officer of the Company who signed the Registration Statement), and any person who controls the Company against other losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Company by NWI Group expressly for use in the Registration Statement or Prospectus or any amendment or supplement thereto. The Beacon Centre Partners severally agreed, subject to certain limitations, to indemnify the Company and each of its respective directors and officers (including each director and officer of the Company who signed the Registration Statement), and any person who controls the Company against other losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Company by such person expressly for use in the Registration Statement or Prospectus or any amendment or supplement thereto. In addition, Messrs. Weeks, Senkbeil and Robinson (and certain entities controlled by them) severally agreed to indemnify the Company, the other Selling Shareholders who are a party to the Formation Registration Rights Agreement, and each of its respective directors and officers (including each director and officer of the Company who signed the Registration Statement), and any person who controls the Company against other losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Company by Messrs. Weeks, Senkbeil or Robinson (or certain entities controlled by them) expressly for use in the Registration Statement or Prospectus or any amendment or supplement thereto.

                             SELLING SHAREHOLDERS

  As described elsewhere herein, "Selling Shareholders" are (i) those persons (or their permitted transferees) who received Original Shares in the Formation Transactions, and (ii) those persons (or their permitted transferees) who may receive Exchange Shares upon the exchange of Units.

  The following table provides the names of and the number and percentage of shares of Common Stock beneficially owned by each Selling Shareholder and the number and percentage of shares of Common Stock beneficially owned by each Selling Shareholder upon completion of the offering, assuming each Selling Shareholder exchanges all of its Units for shares of Common Stock and sells all of its shares of Common Stock pursuant to this Prospectus. Since the Selling Shareholders may sell all, some or none of their Secondary Shares, no estimate can be made of the actual aggregate number of Secondary Shares that are to be offered hereby or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates. In addition to the Common Stock they currently own, certain Selling Shareholders may also offer the Exchange Shares they will own if the Units they hold are exchanged for shares of Common Stock. The number and percentage of shares on the following table represents the number and percentage of shares of Common Stock each of the Selling Shareholders holds plus the number of Exchange Shares into which Units held by such Selling Shareholder may be exchanged (if the Company elects to issue shares of Common Stock rather than pay cash upon such exchange).

  The Secondary Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:

                            BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                              PRIOR TO OFFERING                   AFTER THE OFFERING
                            (ASSUMING EXCHANGE OF                (ASSUMING EXCHANGE OF
                           UNITS FOR COMMON STOCK)              UNITS FOR COMMON STOCK)
                          ---------------------------           --------------------------
                                          PERCENTAGE  NUMBER OF NUMBER OF    PERCENTAGE OF
                           NUMBER OF     OF SHARES OF  SHARES   SHARES OF      SHARES OF
                           SHARES OF     COMMON STOCK  OFFERED   COMMON      COMMON STOCK
NAME                      COMMON STOCK   OUTSTANDING   HEREBY     STOCK       OUTSTANDING
----                      ------------   ------------ --------- ---------    -------------
A. Ray Weeks, Jr.,
 Chairman and Chief
 Executive Officer......   1,791,373(1)     7.36%       845,603  497,731(7)      2.04%
Thomas D. Senkbeil,
 Vice Chairman and Chief
 Investment Officer.....     213,474(2)       *         101,542   68,682(8)         *
Forrest W. Robinson,
 President and Chief
 Operating Officer......     159,587(3)       *          48,700   67,637(9)         *
John W. Nelley, Jr.,
 Managing Director......   2,401,681(4)     9.88%           --   567,932(10)     2.33%
Albert W. Buckley, Jr.,
 Managing Director......   2,416,181(5)     9.94%           --   562,432(11)     2.31%
Helen B. Weeks..........     163,048(6)       *         160,606    2,442            *
Laurence Tisch..........     164,001          *         164,001      --             *
Preston Tisch...........     164,001          *         164,001      --             *
NWI Warehouse Group,
 L.P....................   2,356,181        9.71%     1,833,749  522,432         2.15%
Buckley and Company Real
 Estate, Inc............      20,000          *          20,000      --             *
The Benenson Capital
 Company................     320,721        1.32%       320,721      --             *
Raha Associates, Inc....       7,281          *           7,281      --             *
Weeks Foundation, Inc...      31,180          *          31,810      --             *
Weeks Horizon Corp......     116,012          *         116,012      --             *
Weeks Hillside Corp.....      78,145          *          78,145      --             *
Weeks Southridge Corp...      42,993          *          42,993      --             *
HV, Inc.................      17,074          *          17,074      --             *
Weeks Management Corp...       1,142          *           1,142      --             *
RTF Management Corp.....         257          *             257      --             *

--------
 * Represents less than 1% of the Company's outstanding Common Stock

(1) Includes (a) 3,467 shares of Common Stock and 400,155 Units held by trusts of which Mr. Weeks is co-trustee and a 20% beneficiary, (b) 31,810 shares of Common Stock held by Weeks Foundation, Inc., a foundation of which Mr. Weeks is a director, (c) 255,623 Units held by corporations that A. Ray Weeks, Jr. controls, including Units held by those corporations discussed in notes (2) and (3) below, (d) 163,048 Units held by Mr. Weeks' spouse, and (e) 76,667 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.

(2) Includes (a) 42,993 Units held by a corporation which is owned 60%, 30% and 10%, respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson, (b) 257 Units held by a corporation which is owned

   75%, 20% and 5%, respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson, and (c) 61,667 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.
(3) Includes (a) 42,993 Units held by a corporation which is owned 60%, 30% and 10%, respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson, (b) 257 Units held by a corporation which is owned 75%, 20% and 5%, respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson, and (c) 61,667 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.

(4) Includes (a) 100,000 shares of Common Stock and 2,256,181 Units held by NWI Warehouse Group, L.P., a partnership of which Mr. Nelley is a general partner, and (b) 40,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days. Mr. Nelley disclaims beneficial ownership of 78,437 of the shares of Common Stock and 1,769,676 of the Units held by NWI Warehouse Group, L.P.

(5) Includes (a) 100,000 shares of Common Stock and 2,256,181 Units held by NWI Warehouse Group, L.P., a partnership of which Mr. Buckley is a general partner, (b) 20,000 shares of Common Stock held by Buckely and Company Real Estate, Inc., a corporation that Mr. Buckley controls, and (c) 40,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days. Mr. Buckley disclaims beneficial ownership of 78,841 of the shares of Common Stock and 1,778,797 of the Units held by NWI Warehouse, L.P.

(6) Excludes 358,468 shares of Common Stock and 1,269,857 Units beneficially owned by A. Ray Weeks, Jr., Mrs. Weeks' spouse.


(7) Includes (a) 3,467 shares of Common Stock and 400,155 Units held by trusts of which Mr. Weeks is co-trustee and a 20% beneficiary, (b) 2,442 Units held by Mr. Weeks' spouse, and (c) 76,667 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.

(8) Includes 61,667 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.

(9) Includes 61,667 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.

(10) Includes (a) 100,000 shares of Common Stock and 422,432 Units held by NWI Warehouse Group, L.P., a partnership of which Mr. Nelley is a general partner, and (b) 40,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable of are exercisable within 60 days. Mr. Nelley disclaims beneficial ownership of 78,437 of the shares of Common Stock and 331,342 of the Units held by NWI Warehouse Group, L.P.

(11) Includes (a) 100,000 shares of Common Stock and 422,432 Units held by NWI Warehouse Group, L.P., a partnership of which Mr. Buckley is a general partner, and (b) 40,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days. Mr. Buckley disclaims beneficial ownership of 78,841 of the shares of Common Stock and 333,050 of the Units held by NWI Warehouse Group, L.P.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

  The following discussion summarizes the United States federal income tax considerations material to a prospective holder of Common Stock. The Company has received a legal opinion from King & Spalding, which has acted as tax counsel to the Company, to the effect that the following discussion fairly summarizes the United States federal income tax considerations that are material to a holder of Common Stock and, to the extent such discussion contains statements of law or legal conclusions, such statements and conclusions are the opinion of King & Spalding. If the Company offers securities other than Common Stock pursuant to this Prospectus, a discussion of the United States federal income tax considerations relevant to such Securities will be included in the Prospectus Supplement relating thereto.

  This discussion is based on current law. It is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. As used in this section, the term "Subsidiaries" refers to Weeks Realty Services and Weeks Construction Services, and the term "Subsidiary Partnerships" refers to the Financing Partnership, the NC Financing Partnership, Weeks Special Purpose, LLC and Weeks SPV Financing, LLC.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General. The Company has made an election to be taxed as a REIT under Sections 856 and 860 of the Code commencing with its taxable year that ended on December 31, 1994. The Company has received a legal opinion from King & Spalding to the effect that the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT for its taxable years ended December 31, 1994, 1995, and 1996, and that its current organization and method of operation should enable it to continue to qualify as a REIT. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. Further, King & Spalding's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to certain relevant factual matters relating to the organization and the past, current and expected future manner of operation of the Company, the Operating Partnership and the Subsidiary Partnerships. Moreover, the Company's continued qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed by the Code and discussed below. King & Spalding will not review compliance with these tests on a continuing basis. No assurance can be given that the Company will satisfy such tests on a continuing basis. See "--Failure to Qualify" below.

  The following is a general summary of the Code provisions that govern the U.S. federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

  As a REIT, the Company generally is not subject to U.S. federal corporate income tax on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, the Company is still subject to U.S. federal income tax in the following circumstances. First, the Company is taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan or lease secured by the property) which is held primarily for sale to clients in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to clients in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built- in" gain (the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis of such property at such time), and assuming the Company will make an election pursuant to Notice 88-19, such gain will be subject to tax at the highest regular corporate rate applicable (as provided in IRS regulations that have not yet been promulgated).

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The Company has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow the Company to satisfy requirements (5) and (6). In addition, the Company's Articles provide restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Capital Stock of the Company--Restrictions on Transfer". In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year is a calendar year.

  In the case of a REIT that owns the stock of a corporation that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code, the subsidiary will not be treated as a separate corporation, and the assets, liabilities, and items of income, deduction, and credit of the subsidiary will be treated as assets, liabilities, and such items of the REIT. Weeks GP and Weeks LP are "qualified REIT subsidiaries" of the Company, so the separate existence of these corporations will be ignored for federal income tax purposes, and the Company will be treated as directly holding the assets and liabilities and receiving the tax items of these subsidiaries. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests (as discussed below). Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership and the Financing Partnership will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described herein. Finally, pursuant to Treasury Regulations relating to entity classification (the "Check-the-Box Regulations"), an unincorporated entity that has a single owner is disregarded as an entity separate from its owner for federal income tax purposes. Under the Check-the-Box Regulations, Weeks Special Purpose, LLC, Weeks SPV Financing, LLC, and the NC Financing Partnership have a single owner and therefore will be disregarded for tax purposes. Accordingly, the assets, liabilities and items of income, deduction, and credit of Weeks SPV Financing, LLC and the NC Financing Partnership will be treated as the assets, liabilities, and items of income, deduction and credit of the Operating Partnership for federal income tax purposes.

  Income Tests. In order to maintain qualification as a REIT, several gross income requirements must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for each taxable year ending on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year. Under the 30% gross income test, where a REIT holds an interest in a partnership that sells real property or where the REIT sells its interest in a partnership that holds real property, the gross income derived from such sale, to the extent attributable to real property, is deemed to be derived from the sale of real property held for the shorter of the period the partnership held the property or the REIT held its partnership interest. Therefore, for purposes of applying the 30% gross income test, the holding period of Properties held by the Operating Partnership on the closing date of the IPO will be deemed to have commenced on such date so that if the Operating Partnership sells one or more of the Properties prior to the expiration of four years after such closing date, income from the sale of those Properties will not qualify under the 30% gross income test even though the Operating Partnership has held such Properties for more than four years. The Taxpayer Relief Act of 1997 signed by the President on

August 5, 1997 (the "1997 Act") repeals the 30% gross income test effective for the Company's taxable year beginning January 1, 1998.

  Rents received by the Company will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in the relevant geographic region in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant". The Company believes that, except in certain circumstances that are not believed to be material, it provides only usual and customary services to the tenants of the Properties and that any noncustomary services are provided by independent contractors. For the Company's taxable years beginning after December 31, 1997, the "independent contractor" requirement will not apply to noncustomary services provided by the Company, the value of which does not exceed 1% of the gross income derived in the taxable year from the property with respect to which the services are provided. For this purpose, such services may not be valued at less than 150% of the Company's direct cost of providing the services.

  The Operating Partnership receives rents from a company controlled by Ray Weeks' spouse that may under certain circumstances constitute a Related Party Tenant. The Company also receives certain other types of non-rent income, including its allocable share of any dividends and interest paid by the Subsidiaries to the Operating Partnership (which will qualify under the 95% gross income test but not under the 75% gross income test). The Company believes, however, that the aggregate amount of such income and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

  Any gross income derived from a prohibited transaction is taken into account in applying the 30% gross income test necessary to qualify as a REIT for its taxable year ending on or before December 31, 1997 (and the net income from the transaction is subject to 100% tax). The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company believes that no asset owned by the Operating Partnership or the Subsidiary Partnerships is held for sale to customers and that the sale of any Property or Development Land by such partnerships is not in its ordinary course of business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company and such partnerships will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when assets sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or such partnerships will comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business".

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally are available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the Company's excess gross income, multiplied by a fraction intended to reflect the Company's profitability. The foregoing relief provisions do not apply in the case of a failure to satisfy the 30% gross income test (which, as noted above, has been repealed commencing with the Company's 1998 taxable year).

  Asset Tests. At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership and the Subsidiary Partnerships and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's debt and equity securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. Debt of an issuer that is secured by real estate assets does not constitute a "security" for purposes of the 5% asset test. The 5% asset test must generally be met for any quarter in which a REIT acquires securities of an issuer or other property. Thus, this requirement must be satisfied not only on the date that the Company initially acquires securities in a Subsidiary, but also each time the Company increases its ownership of securities of a Subsidiary (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their Exchange Rights).

  As described above, the Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of Weeks Realty Services, Inc. and Weeks Construction Services, Inc. (the "Subsidiaries"). The Operating Partnership does not own more than 10% of the voting securities of the Subsidiaries. In addition, based upon its analysis of the estimated value of the debt and equity securities of the Subsidiaries owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership, the Company believes that its pro rata share of the debt and equity securities of each Subsidiary held by the Operating Partnership does not exceed 5% of the total value of the Company's assets, although no independent appraisals have been obtained to support this conclusion. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter in which it acquires securities of the Subsidiaries or other property, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Subsidiaries.

  Annual Distribution Requirements. As a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from "foreclosure property" (as defined above under "--Taxation of the Company (General)"), minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as General Partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses (such as principal amortization or capital expenditures) exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid paying income tax (but not excise tax) on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

  Information Regarding Stock Ownership. Pursuant to applicable Treasury Regulations, the Company must maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its stock. The Company intends to comply with such requirements.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Any distributions made by the Company to shareholders in any year in which the Company fails to qualify will not be deductible by the Company. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

  Taxation of Taxable Domestic Shareholders. As long as the Company continues to qualify as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) are taken into account by them as ordinary income, and corporate shareholders are not eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the payor's actual net capital gain for the taxable year) without regard to the period for which the shareholder held his shares. However, corporate shareholders are required to treat up to 20% of certain capital gain dividends as ordinary income.

  Distributions in excess of current and accumulated earnings and profits are not taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Common Stock, they are included in income as capital gain, assuming the shares are a capital asset in the hands of the shareholder. The tax rate to which such capital gain will be subject will depend on the shareholder's holding period for his shares. See "Taxation of Shareholders--Capital Gains Rates Under the 1997 Act" below.

  For its taxable years beginning after December 31, 1997, the Company may elect to treat all or part of its undistributed net capital gain as if it had been distributed to the Company's shareholders. If the Company should make such an election, its shareholders would be required to include in their income as long-term capital gain their proportionate share of the Company's undistributed net capital gain as designated by the Company. Each such shareholder would be deemed to have paid his proportionate share of the income tax imposed on the Company with respect to such undistributed net capital gain, and this amount would be credited or refunded to the shareholder. In addition, the tax basis of the shareholder's stock would be increased by his proportionate share of undistributed net capital gains included in his income less his proportionate share of the income tax imposed on the Company with respect to such gains.

  Any dividend declared by the Company in October, November, or December of any year payable to a shareholder of record on a specific date in any such month are treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders do not include in their individual income tax returns any net operating losses or capital losses of the Company.

  In general, any gain or loss realized upon a taxable disposition of shares of Common Stock by a shareholder who is not a dealer in securities will be treated as a capital gain or loss. Lower marginal tax rates for individuals may apply in the case of capital gains depending on the holding period of the shares of Common Stock that are sold. See "Taxation of Shareholders--Capital Gains Rates Under the 1997 Act" below. However, any loss upon a sale or exchange of Common Stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) are treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

  Capital Gains Rates Under the 1997 Act. For non-corporate taxpayers, the tax rate differential between capital gain and ordinary income may be significant. The highest marginal income tax rate applicable to a non-corporate taxpayer's ordinary income is 39.6%. Any capital gain generally will be taxed to a non-corporate taxpayer at a maximum rate of 20% with respect to capital assets held for more than 18 months, and generally will be taxed at a maximum rate of 28% with respect to capital assets held for more than one year but not more than 18 months. The tax rates applicable to ordinary income apply to gain attributable to the sale or exchange of capital assets held for one year or less. In the case of capital gain attributable to the sale or exchange of certain real property held for more than 18 months, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%. With respect to distributions designated by the Company as capital gain dividends, the Company may also designate (subject to certain limits) whether the dividend is taxable to shareholders as a 20% rate distribution, an unrecaptured depreciation distribution taxed at a 25% rate, or a 28% rate distribution.

  Backup Withholding. The Company reports to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "Taxation of Foreign Shareholders" below.

  Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute "unrelated business taxable income" ("UBTI"). The Revenue Reconciliation Act of 1993 (the "1993 Act") has partially preempted this revenue ruling (as discussed below). In those circumstances in which the ruling still applies, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings are interpretative in nature and subject to revocation or modification by the IRS.

  In applying the stock ownership test of Section 856(h) of the Code, the 1993 Act treats beneficiaries of certain pension trusts as holding the shares of a REIT in proportion to their actuarial interests in such trust, thus permitting affected pension trusts to acquire more concentrated ownership of a REIT. However, a pension trust that owns more than 10% of a REIT must now treat a percentage of the dividends as UBTI (the "UBTI Percentage") under certain circumstances. The UBTI Percentage is determined by dividing (i) the gross income of a REIT, less related direct expenses, that would be considered to be derived from an unrelated trade or business if the REIT were a pension trust by (ii) the gross income of the REIT, less related direct expenses, for the year in which the dividends are paid. The UBTI rule would apply to a pension trust that owns more than 10% of the value of the REIT's stock only if (a) the UBTI Percentage is at least 5%, (b) the REIT qualifies as a REIT by reason of the above modification of the stock ownership test, and (c) either one pension trust owns more than 25% of the value of the REIT's stock or a group of pension trusts individually owning more than 10% of the value of the REIT's stock collectively own more than 50% of the value of the REIT's stock.

  Taxation of Foreign Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state, and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

  Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends are treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, are subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares of capital stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally is subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). The Company withholds U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. The IRS issued final regulations in October 1997 that will modify the manner in which the Company complies with its obligations to withhold against distributions to Non-U.S. Shareholders. The new regulations generally will apply to distributions made after December 31, 1998.

  Distributions in excess of current and accumulated earnings and profits of the Company are not taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of capital stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they give rise to tax liability if the Non-U.S. Shareholder is otherwise subject to tax on any gain from the sale or disposition of his shares of capital stock as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution is in excess of current and accumulated earnings and profits, the Company will withhold against the distribution at the rate applicable to dividends. The Company is required to withhold 10% of any distribution to a Non-U.S. Shareholder in excess of the Company's current and accumulated earnings and profits. Accordingly, although the Company intends to withhold at a rate of 30% on the entire amount of the distribution, to the extent that the Company does not do so, any portion of the distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. The Non-U.S. Shareholder may seek a refund of such amounts from the IRS to the extent that the amount withheld from such distribution was, in fact, in excess of the U.S. income tax due with respect to such distribution.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the FIRPTA provisions as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. federal income tax liability.

  Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Common Stock generally will not be subject to U.S. tax unless the capital stock constitutes a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The capital stock will not constitute a "United States real property interest" so long as the Company qualifies as a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held, directly or indirectly, by Non-U.S. Shareholders. Because the Company is publicly traded, there can be no assurance that the Company will qualify as a domestically controlled REIT. If the Company does not qualify (or ceases to qualify) as a "domestically controlled REIT," whether gain arising from the sale or exchange of capital stock by a Non-U.S. Shareholder would be subject to U.S. tax under FIRPTA will depend on whether the capital stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Shareholders interest in the Company.

  If gain on the sale or exchange of capital stock were subject to tax under FIRPTA, then (i) the Non-U.S. Shareholder would be subject to regular U.S. income tax with respect to such gain in the same manner as a U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and (ii) the purchaser of the capital stock would be required to withhold and remit to the IRS 10% of the purchase price unless the purchased capital stock was "regularly traded" on an established securities market.

  Notwithstanding the foregoing, gain from the sale or exchange of capital stock not otherwise taxable under FIRPTA will be subject to U.S. tax if (i) the investment in capital stock is treated as effectively connected with a U.S. trade or business of a Non-U.S. Shareholder, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the individual will be subject to a 30% tax on the individual's capital gains.

OTHER TAX CONSIDERATIONS

  Tax Status of Operating Partnership; Effect on REIT Qualification. All of the Company's investments are made through the Operating Partnership, which in turn owns all of the interests in NC Financing Partnership and substantially all of the interests in the Financing Partnership. The Company has received a legal opinion from King & Spalding to the effect that the Operating Partnership and the Financing Partnership will be treated for U.S. federal income tax purposes as partnerships (and not as associations taxable as corporations). If the Operating Partnership were treated as an association taxable as a corporation, the Company would fail the 75% asset test (in addition to the 5% asset test and, likely, the 10% voting securities test). Further, if the Financing Partnership were treated as a taxable corporation, then the Company would likely fail to qualify as a REIT under the 10% voting securities test, and would also fail to qualify under the 5% test if the value of the Company's interest in the Financing Partnership (through the Operating Partnership) exceeded 5% of the value of the Company's assets. Furthermore, in such a situation, distributions from such partnerships would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could therefore make it more difficult for the Company to meet such test, and the Company would not be able to deduct its share of any losses generated by such partnerships in computing its taxable income. See "--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

  Depreciation. The Partnership's initial income tax basis in the Properties acquired in exchange for Units generally is the same as the transferor's basis in such Property on the date of acquisition by the Partnership, except to the extent that gain is recognized by the transferor in connection with the transfer. The Partnership generally depreciates such Properties under the alternative depreciation system of depreciation ("ADS"), using a 40-year recovery period and the straight-line method with respect to the building and structural components of such Properties. The Partnership's tax depreciation deductions will be allocated among the Partners in accordance with their respective percentage interests in the Partnership, except as otherwise required pursuant to Section 704(c) of the Code.

  State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock.

                             PLAN OF DISTRIBUTION

  This Prospectus relates to the offer and sale from time to time by the holders thereof of up to (i) 331,882 Original Shares and (ii) 3,621,755 Exchange Shares if, and to the extent that, the holders of up to 3,621,755 Units exercise their respective Exchange Rights. The Company has registered the Exchange Shares and Original Shares for sale to provide the holders thereof with freely tradeable securities, but registration of such shares does not necessarily mean that any of such shares will be issued by the Company or offered or sold by the holders thereof.

  The Company will not receive any proceeds from the offering by the Selling Shareholders (but it may acquire from the holders the Units tendered for exchange). The Secondary Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Secondary Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of Secondary Shares for whom they may act as agent. Without limiting the foregoing, such sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or a combination of such methods of sale. The Selling Shareholders and any dealers or agents that participate in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Secondary Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

  At the time a particular offering of Secondary Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Shareholders and any other required information. The Secondary Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

  In order to comply with the securities laws of certain states, if applicable, the Secondary Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Secondary Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

  The Company may from time to time issue up to 3,621,755 Exchange Shares upon the acquisition of the Units tendered for exchange. The Company will acquire the exchanging Limited Partner's Units in exchange for each Exchange Share that the Company issues in connection with these acquisitions. Consequently, with each exchange, the Company's interest in the Operating Partnership will increase. The Company's Common Stock currently trades on the NYSE, and any Common Stock offered hereby will be listed on the NYSE, subject to official notice of issuance. No assurances can be given that there will be a market for the Common Stock.

                                 LEGAL MATTERS

  The validity of the Securities will be passed upon for the Company by King & Spalding, Atlanta, Georgia. George D. Busbee, a director of the Company, is of counsel to King & Spalding.

                                    EXPERTS

  The consolidated and combined financial statements and related financial statement schedule of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A-2 filed with the Commission on September 26, 1997 incorporated by reference in this Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in giving such reports.

  The combined financial statements of Lichtin Properties included in the Company's Current Report on Form 8-K dated November 5, 1996 and filed November 6, 1996, incorporated by reference in the Company's Current Report on Form 8-K dated December 31, 1996 and filed on January 15, 1997, as amended by Form 8-K/A dated December 31, 1996 and filed on March 14, 1997, all incorporated by reference in this Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in giving such report.

  The combined statements of revenue and certain expenses of the Lichtin 1997 Acquisition Properties and the NWI 1997 Acquisition Properties included in the Company's Current Report on Form 8-K dated October 3, 1997 and filed on October 6, 1997, incorporated by reference in this Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in giving such reports.

  The combined financial statements of NWI Warehouse Group included in the Company's Current Report on Form 8-K dated November 1, 1996 and filed on November 6, 1996, as amended by Form 8-K/A dated November 1, 1996 and filed on November 8, 1996, incorporated by reference in the Company's Current Report on Form 8-K dated March 25, 1997 and filed on March 26, 1997, all incorporated by reference in this Prospectus and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in giving such report.

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 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   4
Risk Factors...............................................................   7
The Company................................................................   7
Description of Capital Stock...............................................  11
Shares Available for Future Sale...........................................  20
Registration Rights........................................................  22
Selling Shareholders.......................................................  23
Federal Income Tax Considerations..........................................  26
Plan of Distribution.......................................................  36
Legal Matters..............................................................  36
Experts....................................................................  36

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                             3,953,637 SHARES

                               WEEKS CORPORATION

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                   [LOGO OF WEEKS CORPORATION APPEARS HERE]

                               ----------------

                                  PROSPECTUS

                               ----------------

                             January  , 1998

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table itemizes the expenses incurred by the Company in connection with the offering of the shares of Common Stock being registered. All the amounts shown are estimates except the Commission's registration fee.

     SEC Registration Fee.............................................. $37,193
     Legal Fees and Expense............................................  50,000
     Blue Sky Fees and Expenses (including fees of counsel)............   5,000
     Miscellaneous.....................................................   5,000
                                                                        -------
       Total........................................................... $97,193
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by the GBCC, the Articles provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or any other duty owned to the Company as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Company, (b) for acts or omissions that involve international misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit. The Articles further provide that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended. The full text of the applicable provisions of the GBCC is provided below.

  Under Article VI of the Bylaws, the Company is required to indemnify to the fullest extent permitted by the GBCC, any individual made a party to a proceeding (as defined in the GBCC) because he is or was a director or officer against liability (as defined in the GBCC), incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company is required to pay for or reimburse the reasonable expense incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

    (a) Such person furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct set forth above; and

    (b) Such person furnishes the Company a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification.

  The written undertaking required by paragraph (b) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment.

  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in
Article VI of the Bylaws are not exclusive of any other right which any person may have under any statute, provision of the Articles, provision of the Bylaws, agreement, vote of shareholders or disinterested directors or otherwise. The Partnership Agreement also provides for indemnification of the Company and its officers and directors so long as they acted in good faith, except that the Operating Partnership shall not indemnify any such person for any intentional misconduct or knowing violation of law or for any transaction for which such person received a personal benefit in violation or breach of any provision of the Partnership Agreement, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners except for matter for which they are not indemnified.

  The Company's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations. The Company's directors and officers are insured against damages from actions and claims incurred in the course of their duties, and the Company is insured against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

  The Company has entered into indemnification agreements with each of the Company's directors. The indemnification agreements require, among other things, that the Company indemnify its director to the fullest extent permitted by applicable law as enacted or amended, and advance to directors all reasonable expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all reasonable expenses incurred by directors seeking to enforce their rights under the indemnification agreements, and cover directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Company's By laws, they provide greater assurance to directors that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the Shareholders to eliminate the rights provided thereunder.

  Part 5 of Article 8 of the Georgia Business Corporation Code states:

14-2-850. Part definitions.

As used in this part, the term:

  (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

  (2) "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

  (3) "Disinterested director" means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection
(a) of Code Section 14-2-856 is not:

    (A) A party to the proceeding; or

    (B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

  (4) "Expenses" includes counsel fees.

  (5) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

  (6) "Official capacity" means:

    (A) When used with respect to a director, the office of director in a corporation; and

    (B) When used with respect to an officer, as contemplated in Code Section 14-2-857, the office in a corporation held by the officer.

  Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

  (7) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

  (8) "Proceeding" means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

14-2-851. Authority to indemnify.

  (a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

    (1) Such individual conducted himself or herself in good faith; and

    (2) Such individual reasonably believed:

      (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

      (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

      (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

  (b) A director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a) (2) (B) of this Code section.

  (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

  (d) A corporation may not indemnify a director under this Code section:

    (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

    (2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

14-2-852. Mandatory indemnification.

  A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

14-2-853. Advance for expenses.

  (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

    (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

    (2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

  (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

  (c) Authorizations under this Code section shall be made:

    (1) By the board of directors:

      (A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

      (B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection
    (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

    (2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

14-2-854. Court-ordered indemnification and advances for expenses.

  (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

    (1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification under this part; or

    (2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

  (b) If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court--ordered indemnification or advance for expenses.

14-2-855. Determination and authorization of indemnification.

  (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

  (b) The determination shall be made:

    (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

    (2) By special legal counsel:

      (A) Selected in the manner prescribed in paragraph (1) of this subsection; or

      (B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who wish do not qualify as disinterested directors may participate); or

    (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

  (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph
(b)(2)(B) of this Code section to select special legal counsel.

14-2-856. Shareholder approved indemnification.

  (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

  (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

    (1) For any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

    (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

    (3) For the types of liability set forth in Code Section 14-2-832; or

    (4) For any transaction from which he or she received an improper personal benefit.

  (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

    (1) The director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

    (2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

14-2-857. Indemnification of officers, employees, and agents.

  (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

    (1) To the same extent as a director; and

    (2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

      (A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

      (B) Acts or omissions which involve intentional misconduct or a knowing violation of law;

      (C) The types of liability set forth in Code Section 14-2-832; or

      (D) Receipt of an improper personal benefit.

  (b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

  (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

  (d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858. Insurance.

  A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.

14-2-859. Application of part.

  (a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855. Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

  (b) Any provision pursuant to subsection (a) of this Code section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.

  (c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.

  (d) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

  (e) Except as expressly provided in Code Section 14-2-857, this part does not limit a corporation's power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

ITEM 16. EXHIBITS

 EXHIBIT
   NO.   DESCRIPTION
 ------- -----------
  3.1    Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-
         K/A for the year ended December 31, 1994).
  3.2*   Articles of Amendment of the Registrant's Restated Articles of
         Incorporation.
  3.3*   Articles of Amendment of the Registrant's Restated Articles of
         Incorporation.
  3.4    Third Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-
         K dated December 31, 1996 filed with the Commission on January 15,
         1997).
  4.1    A specimen certificate of Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated
         October 9, 1997 filed with the Commission on October 9, 1997).
  4.2    A specimen certificate of Common Stock (incorporated by reference to
         Exhibit 4.1 to the Registrant's Registration Statement on Form S-11
         (File No. 33-80314)).
  5.1*   Opinion of King & Spalding regarding the validity of the securities being registered.
  8.1*   Opinion of King & Spalding regarding tax matters.
 23.1*   Consent of King & Spalding (included as part of Exhibits 5.1 and 8.1 hereto).
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consent of Ernst & Young LLP.
 24.1*   Power of Attorney.

--------

*  Previously filed

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration statement or any material change to such information in the Registration Statement; Provided, however, that the undertakings set forth in paragraph (i) and
    (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices and controlling person of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON THIS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ATLANTA, GEORGIA ON THE 26TH DAY OF JANUARY, 1998.

                                         Weeks Corporation

                                                   /s/ David P. Stockert
                                         By: __________________________________
                                                     DAVID P. STOCKERT
                                              SENIOR VICE PRESIDENT AND CHIEF
                                                     FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED BELOW AS OF THE 26TH DAY OF JANUARY, 1998.

              SIGNATURE                                TITLE

                                       Chairman of the Board and Chief
               *                        Executive Officer and a Director
-------------------------------------   (Principal Executive Officer)
          A. RAY WEEKS, JR.

                                       Vice Chairman of the Board and Chief
               *                        Investment Officer and a Director
-------------------------------------
         THOMAS D. SENKBEIL

                                       President and a Director
               *
-------------------------------------
         FORREST W. ROBINSON

                                       Managing Director and a Director
               *
-------------------------------------
         JOHN W. NELLEY, JR.

                                       Senior Vice President and Chief
               *                        Financial Officer (Principal Financial
-------------------------------------   Officer)
          DAVID P. STOCKERT

                                       Vice President and Controller
               *                        (Principal Accounting Officer)
-------------------------------------
           ARTHUR J. QUIRK

                                       Director
               *
-------------------------------------
        BARRINGTON H. BRANCH

                                       Director
               *
-------------------------------------
          GEORGE D. BUSBEE

                                       Director
               *
-------------------------------------
          CHARLES R. EITEL

                                       Director
               *
-------------------------------------
          HAROLD S. LICHTIN

                                        Director
               *
-------------------------------------
          WILLIAM O. MCCOY

                                        Director
               *
-------------------------------------
        WILLIAM CAVANAUGH III

                                     Senior Vice President and Chief
     /s/ David P. Stockert               Financial Officer
*By:_________________________________
       DAVID P. STOCKERT

                               INDEX OF EXHIBITS

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  3.1    Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 1994)...........
  3.2*   Articles of Amendment of the Registrant's Restated Articles of
         Incorporation..................................................
  3.3*   Articles of Amendment of the Registrant's Restated Articles of
         Incorporation..................................................
  3.4    Third Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated December 31, 1996 filed with the Commission on January 15, 1997)...........................................
  4.1    A specimen certificate of Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on
         Form 8-K dated October 9, 1997 filed with the Commission on
         October 9, 1997)...............................................
  4.2    A specimen certificate of Common Stock (incorporated by
         reference to Exhibit 4.1 to the Registrant's Registration
         Statement on Form S-11 (File No. 33-80314))....................
  5.1*   Opinion of King & Spalding regarding the validity of the
         securities being registered....................................
  8.1*   Opinion of King & Spalding regarding tax matters...............
 23.1*   Consent of King & Spalding (included as part of Exhibits 5.1 and 8.1 hereto)................................................
 23.2    Consent of Arthur Andersen LLP.................................
 23.3    Consent of Ernst & Young LLP...................................
 24.1    Power of Attorney (included on the signature page hereof)......

--------

* Previously filed.